SECURITY AGREEMENT


     THIS SECURITY AGREEMENT, dated as of January 31, 1997, is between WEI Acquisition Co., a Delaware corporation (which will change its name to Wherehouse Entertainment, Inc.) ("Borrower"), and United States Trust Company of New York, a New York banking corporation, as collateral agent ("Collateral Agent") for Alliance Entertainment Corp., Baker & Taylor, Inc., BMG Distribution, EMI Music Distribution, Paramount Pictures, Polygram Group Distribution, Inc., RED Inc., Sony Music Corporation, Inc., Universal Music and Video Distribution and Warner/Elektra/Atlantic Corporation and such other entities that are added hereto pursuant to paragraph 15 (collectively "Trade Creditors").

     WHEREAS, Borrower is obligated to Trade Creditors for the repayment of certain indebtedness created by the extension of credit by each of the Trade Creditors; and

     WHEREAS, the parties hereto desire to secure the obligations of Borrower to Trade Creditors.

     NOW, THEREFORE, intending to be legally bound, Borrower, Trade Creditors and Collateral Agent agree as follows:

1. Definitions.

     Whenever used herein the following terms shall, unless the context otherwise requires, have the following respective meanings:

     a. "Account" means any right to payment for goods sold or leased or for services rendered which is not evidenced by an instrument or chattel paper.

     b. "Account Debtor" means the Person who is obligated on an Account or Contract Right.

     c. "Collateral" means all of Borrower's now owned or hereafter existing Inventory and all products and proceeds of Inventory, in any form, including, without limitation, insurance proceeds and all claims against third parties for loss or damage to or destruction of any or all of the Inventory.

     d. "Contract Right" means any right to payment under a contract (including, but not limited to, contracts for the sale or leasing of goods or for the rendering of services) not yet earned by performance and not evidenced by an instrument or chattel paper.

     e. "Document of Title" means a bill of lading, dock warrant, dock receipt, warehouse receipt or order for the delivery of goods, and also any other document which in the regular course of business or financing is treated as adequately evidencing that the Person in possession of it is entitled to receive, hold and dispose of the document and the goods it covers.

     f. "Interest Rate" means the prime rate as publicly announced from time to time by CoreStates Bank, N.A., or its successors, at its office in Philadelphia, Pennsylvania, plus two (2) percent.

     g. "Inventory" means tangible personal property held for sale and raw materials, work in process and materials used, produced or consumed in business, and shall include tangible personal property sold on a sale or return basis, tangible personal property returned by the purchaser following a sale thereof and tangible personal property represented by Documents of Title, but shall not include Rental Inventory.

     h. "Liabilities" means all existing and future liabilities, whether absolute or contingent, of Borrower to Trade Creditors of any nature whatsoever arising under the then existing and outstanding extension of credit.

     i. "Permitted Encumbrances" means (1) liens securing the payment of taxes, either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower and with respect to which adequate reserves have been set aside on its books, (2) security and other deposits (including customs and revenue deposits) in the ordinary course of Borrower's business, (3) liens in favor of credit card processors with respect to credit card receivables processed by them, and (4) non-consensual statutory liens (other than liens securing the payment of taxes) arising in the ordinary course of Borrower's business.

     j. "Person" means an individual, a corporation, a government or governmental subdivision or agency or instrumentality, a business trust, an estate, a trust, a partnership, a cooperative, an association, two or more Persons having a joint or common interest, or any other legal or commercial entity.

      k. "Proceeds" means whatever is received when Collateral or Proceeds of Collateral is sold, exchanged, collected or otherwise disposed of and also includes payments and rights to payment under any policies of insurance with respect to any Collateral. The term includes the Account arising when the right to payment is earned under a Contract Right representing such Proceeds and, without limitation, any accounts receivable representing such Proceeds.

     l. "Rental Inventory" means all finished merchandise of Borrower held for rental to retail customers, provided that such merchandise has not previously been reported to Collateral Agent as comprising part of Borrower's Inventory.

     m. "Required Trade Creditors" shall mean Trade Creditors that have extended trade credit in a principal amount at least equal to 66.6% in principal amount of the aggregate trade credit then extended by all Trade Creditors.

2.  Grant of Security Interest.

      To secure the payment, promptly when due, and the punctual performance of all of the Liabilities, Borrower hereby grants to Collateral Agent, for the benefit of Trade Creditors, a continuing lien upon and security interest in all of the Collateral, subject only to the terms of that certain Intercreditor and Subordination Agreement, dated as of January 31, 1997 (the "Congress Intercreditor Agreement"), between and among Collateral Agent, Trade Creditors and Congress Financial Corporation (Western), a California corporation ("Congress"). The Borrower, at its expense, shall take such actions (including, without limitation, the filing of Uniform Commercial Code financing statements) as shall be necessary or appropriate to perfect, and maintain the perfection of, the security granted hereby.

3.   Records and Certifications.

     Borrower shall faithfully keep complete and accurate books, records and lists and make all necessary entries therein to reflect the quantities, costs, current values and locations of its Inventory and the transactions and facts giving rise to its Accounts and Contract Rights constituting Proceeds of the Collateral, and Borrower shall keep the Collateral Agent fully and accurately informed as to the locations of all such books, lists and records. Borrower shall permit Collateral Agent's agents to have access during normal business hours to such books, lists and records on Borrower's premises for the purpose of examining, auditing and copying them. If Borrower refuses Collateral Agent access in accordance with this provision, then Collateral Agent shall have the right to take possession of such books, lists and records, which right shall be enforceable by an action of replevin or by any other appropriate remedy at law or in equity.

4.   Title, etc.

     Borrower has acquired absolute and exclusive title to each and every item or unit of the Collateral free and clear of all liens, claims, security interests and other encumbrances, except (x) the security interest granted by Borrower to Congress, (y) the security interest created hereby in favor of Collateral Agent, for the benefit of Trade Creditors, and (z) Permitted
Encumbrances. Borrower will warrant and defend its title to the Collateral, subject to the rights of Collateral Agent and Congress, against the claims and demands of all other persons whomsoever. Without limiting the generality of the foregoing, Borrower will not pledge, assign or otherwise encumber, or permit any liens or security interests to attach to, any of the Collateral, nor permit any of the Collateral to be levied upon under any legal process, other than those liens described above. Upon any breach of the foregoing covenant against encumbrances, Collateral Agent may, at its sole election but without obligation to do so, discharge the encumbrance for the account of and without notice to Borrower, and all expenses incurred by Collateral Agent in so doing, together with interest thereon at the Interest Rate, shall be added to the Liabilities and shall be payable by Borrower on demand. Without the prior written consent of Collateral Agent in each case, Borrower will not sell, exchange, lease, lend, salvage, replace or otherwise dispose of any item or unit of the Collateral or any of Borrower's rights therein, except that so long as Borrower is not in default hereunder, Borrower shall have the right in the ordinary course of its business to process and sell its Inventory and collect payment therefor in the ordinary course of business and to return Inventory to the suppliers thereof in the ordinary course of its business, in each case free and clear of the security interest in favor of Collateral Agent granted herein.

5.   Taxes and Liens.

      Borrower will immediately notify Collateral Agent in the event there ever arises against any of the Collateral any lien, assessment or tax or other liability other than the lien of Congress, the lien created hereby in favor of Collateral Agent or Permitted Encumbrances, whether or not entitled to priority over Collateral Agent's security interest hereunder. In any such event, whether or not such notice is given, Collateral Agent shall (unless such lien, assessment, tax or other liability is the subject of an appeal by Borrower and an appropriate bond has been posted to stay the effect of any resulting lien) have the right (but shall be under no obligation) to pay any tax or other liability of Borrower deemed by Collateral Agent in good faith to affect Collateral Agent's interests hereunder. Borrower shall repay to Collateral Agent on demand all sums which Collateral
Agent shall have paid under this section in respect of taxes or other liabilities of Borrower, with interest thereon at the Interest Rate, and Borrower's liability to Collateral Agent for such repayment with interest shall be included in the Liabilities. Collateral Agent shall be subrogated to the extent of any such payment by it to all the rights and liens of the payee against Borrower's assets.

6.   Insurance.

     Borrower shall bear all risk of loss, destruction and damage to any and all of the Inventory from any cause whatsoever at any time during the term of this Agreement, and shall at its own cost and expense obtain and keep in full force and effect, with insurers of recognized standing in the financial community or otherwise approved by Collateral Agent, all risk of physical loss or damage insurance covering the Inventory wherever the same may be, insuring against the risks of fire, explosion, theft and such other risks as are customarily insured against by corporations engaged in the same business and similarly situated with Borrower (and specifically including vandalism and malicious mischief coverage), in an amount or amounts usually carried by corporations engaged in the same business and similarly situated with Borrower. All policies of such insurance shall be written for the benefit of Borrower, Congress and Collateral Agent as the insured, shall bear an endorsement naming Collateral Agent, Congress and Borrower as loss payees, as their respective interests may appear, and shall provide for at least ten (10) days' advance written notice to Collateral Agent of any cancellation. Collateral Agent and Borrower agree that all insurance proceeds shall be payable to Borrower if at the time of such payment no Event of Default then exists. A copy of all such policies (or certificates therefor) shall be delivered to Collateral Agent. If Borrower fails to pay any premium on any such insurance, Collateral Agent shall have the right, but shall be under no obligation, to pay such premium for Borrower's account. Borrower shall repay to Collateral Agent on demand all sums which Collateral Agent shall have paid under this section in respect of insurance premiums, with interest thereon at the Interest Rate, and Borrower's liability to Collateral Agent for such repayment with interest shall be included in the Liabilities. Borrower hereby assigns to Collateral Agent and Congress, as their interests may appear, any return or unearned premium which may be due upon the cancellation for any reason whatsoever of any policy of insurance maintained in respect of the Collateral and hereby directs the insurer to pay Collateral Agent and Congress, as their interests may appear, any amount so due, except that Collateral Agent shall have no right to any such amount unless and until there exists an Event of Default. Borrower's rights to receive payment of any such return or unearned premium and the proceeds of any such insurance shall constitute a part of the Collateral to the extent allocable to Inventory that constitutes Collateral for all purposes hereof.

7.   Control of and Access to Inventory

     Borrower shall maintain possession and control of its Inventory at all times, provided that upon the occurrence of an Event of Default, Collateral Agent shall have the right to take possession of such Inventory as constitutes Collateral or any portion thereof, subject only to the provisions of the Congress Intercreditor Agreement, and for the purpose of taking custody of such Inventory Borrower agrees that upon request of Collateral Agent it will lease warehousing space in Borrower's own premises to Collateral Agent and will erect such structures and post such signs as Collateral Agent may require in order to place such Inventory under the exclusive control of Collateral Agent. Notwithstanding any taking of possession by Collateral Agent of any Inventory, the same shall remain at all times at Borrower's sole risk, and to the full extent permitted by law Collateral Agent shall not be responsible for any loss, damage or diminution in the value thereof. If any of Borrower's Inventory constituting Collateral is or becomes evidenced by a Document of Title, Collateral Agent may require Borrower to promptly deliver the same to Collateral Agent appropriately endorsed to the order of Collateral Agent subject only to the provisions of the Congress Intercreditor Agreement. All costs of transportation, packaging, custody, processing, storage, insurance and salvage of any unit or item of Borrower's Inventory which may be incurred by Collateral Agent shall be promptly repaid to Collateral Agent by Borrower together with interest thereon at the Interest Rate, and Borrower's liability to Collateral Agent for such repayment with
interest shall be included in the Liabilities.   Borrower will
afford Collateral Agent's agents reasonable access during normal business hours to Borrower's Inventory from time to time upon request for purposes of examination, inspection and appraisal and to verify Borrower's records pertaining thereto.

8.   Notices of Loss, etc.

     Borrower will immediately notify Collateral Agent of any event causing any material deterioration, loss or depreciation in value of such of Borrower's Inventory as constitutes the Collateral.

9.   Accounts and Contract Rights.

   a. Collateral Agent hereby authorizes Borrower to collect all Accounts constituting Proceeds of Collateral from the Account Debtors. Upon the occurrence of an Event of Default, Collateral Agent shall have the right, acting if it so chooses in Borrower's name, acting in a commercially reasonable manner, to collect Borrower's Accounts constituting Proceeds of the Collateral itself, to sell, assign, compromise, discharge or extend the time for payment of any Account, to institute legal action for the collection of any Account, and to do all reasonable acts and things necessary or incidental thereto; provided, however, that such rights shall be subject to the provisions of the Congress Intercreditor
Agreement. Borrower hereby ratifies all that Collateral Agent shall do in accordance with the terms hereof. Collateral Agent may at any time, after the occurrence of an Event of Default and subject to the provisions of the Congress Intercreditor
Agreement, notify any Account Debtor that the Account constituting Proceeds of Collateral payable by such Account
Debtor has been assigned to Collateral Agent and is to be paid directly to Collateral Agent. At Collateral Agent's request, after the occurrence of an Event of Default and subject to the provisions of the Congress Intercreditor Agreement, Borrower shall so notify Account Debtors and shall indicate on all billings to Account Debtors that payments thereon are to be made to Collateral Agent.

10.  Significant Locations.

     Borrower represents and warrants to Collateral Agent as follows: (i) the chief executive office of Borrower is located in Los Angeles County, California, and such chief executive office is the sole location where Borrower maintains the records with respect to the Collateral; (ii) the locations set forth in Schedule A hereto are the only locations where Borrower stores or processes Inventory. Borrower will notify Collateral Agent in writing prior to any change in the location specified above and will reimburse Collateral Agent for the costs of any additional Uniform Commercial Code filings requested by Collateral Agent as a result thereof. Borrower agrees to notify Collateral Agent promptly in the event of a change in the location of any place of business or the establishment of any additional place of business of Borrower.

11.   Further Assurances; Information.

     Without limiting Borrower's obligations under paragraph 2 hereof, Borrower will execute and deliver to Collateral Agent from time to time all such other agreements, instruments and other documents (including without limitation all requested financing and continuation statements) and do all such other further acts and things as Collateral Agent may reasonably request in order to further evidence or carry out the intent of this Agreement or to perfect the lien and security interest created hereby or intended so to be. Borrower will provide to Collateral Agent and each of Trade Creditors all reports and appraisals relating to the Collateral required by Congress at the same time such reports are delivered to Congress.

12.  Default and Remedies.

     Borrower shall be in default of this Agreement upon:

     (1) the failure by Borrower to observe any material provision of this Agreement, which failure shall continue fifteen days after written notice thereof provided by Collateral Agent; or

     (2) notice to Collateral Agent by Required Trade Creditors of the failure by Borrower to observe any material provision of any currently existing credit agreements or arrangements between Borrower and Required Trade Creditors.

      Upon the occurrence of any Event of Default which shall be continuing, (i) upon notice by Collateral Agent to Borrower, the entire unpaid amount of such of the Liabilities as are not then otherwise due and payable shall become immediately due and payable without notice to or demand on Borrower or any guarantor of any of the Liabilities (Borrower and all such guarantors, collectively, the "Obligors") and (ii) subject to the provisions of the Congress Intercreditor Agreement, Collateral Agent may at its option exercise from time to time any and all rights and remedies available to it under the Uniform Commercial Code or otherwise, including the right to collect, assemble, receipt for or foreclose or otherwise realize upon any of the Collateral and to dispose of any of the Collateral at one or more public or private sales or other proceedings, and Borrower agrees that Collateral Agent or its nominee may become the purchaser at any such sale or sales. Borrower agrees that ten (10) days shall be reasonable prior notice of the date of any public sale or other disposition of all or any part of the Collateral, or of the date on or after which any private sale or other disposition of the same may be made.

     Subject to the provisions of the Congress Intercreditor Agreement, all rights and remedies granted Collateral Agent hereunder or under any other agreement between Collateral Agent and Borrower shall be deemed concurrent and cumulative and not alternative, and Collateral Agent may proceed with any number of remedies at the same time or at different times until all the Liabilities are fully satisfied. The exercise of any one right or remedy shall not be deemed a waiver or release of or an election against any other right or remedy, and Collateral Agent may proceed against any one or more of the Obligors and the Collateral and any other Collateral granted by Borrower to Collateral Agent under any other agreement, all in any order and through any available remedies. A waiver on any one occasion shall not be construed as a waiver or bar on any future occasion. All property of any kind held at any time by Collateral Agent as Collateral shall stand as one general continuing collateral security for all the Liabilities and may be retained by Collateral Agent as security until all the Liabilities are fully satisfied.

13.  Payment of Expenses

     Borrower will pay to Collateral Agent on demand any and all expenses (including reasonable attorneys' fees and legal expenses) which may have been incurred by Collateral Agent with interest at the Interest Rate (i) in connection with the interpretation or enforcement of this Agreement, (ii) in the prosecution or defense of any action growing out of or connected with the subject matter of this Agreement, the Liabilities, the Collateral or any of Collateral Agent's rights therein or thereto; or (iii) in connection with the custody, preservation, use, operation, preparation for sale or sale of any of the Collateral, the incurring of all of which are hereby authorized to the extent Collateral Agent in good faith deems the same advisable or is directed to do so by Trade Creditors. Borrower's liability to Collateral Agent for any such payment with interest shall be included in the Liabilities. The enumeration of specific Events of Default shall not compromise the demand character of any Liability which by its terms is payable on demand and demand may be made thereon at any time irrespective of the non-occurrence of any such Event of Default, any provision hereof to the contrary notwithstanding. The Proceeds of any Collateral received by Collateral Agent at any time before or after default, whether from a sale or other disposition of Collateral or otherwise, or the Collateral itself, may be applied with reasonable promptness to the payment in full or in part of such of the Liabilities and in such order and manner as Collateral Agent may elect or shall be directed by Trade Creditors.
Borrower to the extent of its rights in the Collateral waives and releases any right to require Collateral Agent to collect any of the Liabilities from any other of the Collateral or any other Collateral then held by Collateral Agent under any theory of marshaling of assets or otherwise, provided, however, that Collateral Agent be subject to the obligations of a Collateral Agent under the Uniform Commercial Code to act in a commercially reasonable manner.

14.  Power of Attorney.

     Borrower hereby irrevocably appoints any officer, employee or agent of Collateral Agent as Borrower's true and lawful attorney-in-fact with power, upon the occurrence of an Event of Default, to (i) endorse Borrower's name upon any notes, checks, drafts, money orders, or other instruments of payment that may come into Collateral Agent's possession and which constitute proceeds of any Collateral; (ii) sign and endorse Borrower's name upon any documents of title, invoices, freight or express bills, assignments, verifications and notices in connection with any of the Collateral, and any instruments or documents relating thereto or to Borrower's rights therein; and (iii) execute in Borrower's name and file one or more financing statements covering the Collateral. Any such attorney of Borrower shall have full power to do any and all things necessary to be done with respect to the above transactions as fully and effectually as Borrower might do, and Borrower hereby ratifies all that said attorney shall lawfully do or cause to be done by virtue hereof.

15.  Additional Trade Creditors

     Borrower may add additional entities as Trade Creditors under this Agreement in its discretion so long as any such additional Trade Creditor has agreed to provide Borrower, as of the date it is added, with credit of $250,000 or more on terms acceptable to Borrower. Such additional Trade Creditor shall be added as a Trade Creditor under this Security Agreement effective upon the delivery by Borrower to Collateral Agent and Congress of an Agreement Regarding Additional Trade Creditor in the form attached hereto as Exhibit A, executed by Borrower and such additional Trade Creditor. Upon delivery of such Agreement Regarding Additional Trade Creditor, the entity designated therein as an Additional Trade Creditor shall be deemed a Trade Creditor for all purposes under this Security Agreement, entitled to all benefits and subject to all obligations set forth in this Security Agreement. Notwithstanding anything herein to the contrary, this Section 15 may not be amended without the consent of Borrower.

16.   Miscellaneous.

      a. At no time during the past five years has Borrower been known by or used any name, including any trade or fictitious name, other than that set forth in the premises of this Agreement. Borrower will give Collateral Agent notice prior to any change in its name.

      b. This Agreement shall commence on the date hereof and shall continue in full force and effect so long as any of the Liabilities shall exist from time to time. If after the discharge of all Liabilities Borrower should subsequently incur additional Liabilities, this Agreement shall automatically be revived and thereafter continue in full force and effect until such time as Borrower, having no Liabilities then outstanding and not then being entitled to incur any additional Liabilities, shall give written notice to Collateral
Agent of its election to terminate this Agreement.

     c. Absent manifest error, statements of account rendered to Borrower by Collateral Agent hereunder shall become final and be effective unless objection thereto is made within thirty (30) days of receipt by Borrower.

     d. No modification or waiver of any provision hereof shall be effective unless the same is in writing and signed by the party against whom its enforcement is sought.

     e. This Agreement may be signed in any number of counterparts and by different parties in separate counterparts, all with the same effect as if the signatures were on the same counterpart, and all counterparts hereof, taken together, shall constitute but one and the same
Agreement.

    f. Words of any gender shall include any other gender, and singular words shall include the plural and vice versa, whenever the same is necessary to produce a fair and meaningful construction.

    g. All the rights and remedies of Collateral Agent hereunder shall be cumulative with and not alternative to or in lieu of Collateral Agent's rights and remedies under any other agreement or agreements.

   h. This Agreement shall bind and inure to the benefit of the parties and their respective successors and assigns, except that Borrower shall not assign any of its respective rights hereunder without the prior written consent of the other party hereto, which shall not be unreasonably withheld.

   i. Captions in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

   j. Any provision hereof which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without affecting the validity or enforceability of the remainder of this Agreement or the validity or enforceability of such provision in any other jurisdiction.

   k. This Agreement and all issues arising hereunder shall be governed by the laws of the State of California.

    IN WITNESS WHEREOF, this Agreement has been duly executed under due authorization on the day and year first set forth above.

                                    WEI Acquisition Co.


                                    By:  /s/ Eliot Cobb
                                        ----------------------------
                                    Title: VP/Treasurer
                                           -------------------------


                                     United States Trust Company of
                                     New York, Collateral Agent


                                     By: /s/ Louis P. Young
                                         ----------------------------
                                    Title: Vice President
                                           ---------------------------

                            EXHIBIT A

          Agreement Regarding Additional Trade Creditor

          This Agreement Regarding Additional Trade Creditor ("Agreement") is dated as of_____________, l9__ by and between _________________ ("Additional Trade Creditor") and Wherehouse Entertainment, Inc. ("Borrower"), as successor to WEI Acquisition Co .
          A. Certain of Borrower's trade creditors have entered into that certain Intercreditor and Subordination Agreement (the "Intercreditor Agreement") dated as of January __, 1997, by and among _________________, as Collateral Agent for the trade creditors named therein ("Collateral Agent") and Congress Financial Corporation (Western), a California corporation ("Congress").

          B. Pursuant to that certain Security Agreement dated as of January __, 1997, by and between Borrower and Collateral Agent (the "Trade Security Agreement"), Borrower granted to Collateral Agent, for the benefit of Trade Creditors (as defined therein), a lien in its sale inventory and proceeds thereof. Section ___ of the Trade Security Agreement provides that Borrower may designate additional entities as Trade Creditors entitled to the benefits of such lien granted pursuant to the Trade Security Agreement.

          C. The Trade Creditors who are parties to the Intercreditor Agreement and the Trade Security Agreement have entered into that certain [Collateral Agent Agreement] dated as of __________, 1997 pursuant to which Collateral Agent has been appointed by such Trade Creditors. Section ____ of the Collateral Agent Agreement provides that Borrower may designate additional entities as Trade Creditors for purposes of the Collateral Agent Agreement.

          D. Borrower and Additional Trade Creditor desire to add Additional Trade Creditor as a Trade Creditor for purposes of the Intercreditor Agreement, the Trade Security Agreement and the
Collateral Agent Agreement.

          NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

          Section 1.  Additional Trade Creditor acknowledges
that it has committed to extend an open line of credit to Borrower equal to $250,000 or more and Borrower acknowledges that the terms and conditions of this line of credit are acceptable to it; provided, however, that nothing herein shall obligate Additional Trade Creditor to maintain this open line of credit for any period of time and the parties acknowledge that the Additional Trade Creditor is free to adjust the terms and conditions (or eliminate) this line of credit at any time.

          Section 2. Additional Trade Creditor acknowledges that it has received copies of and agrees to be bound by the terms of the Intercreditor Agreement, the Trade Security Agreement and the Collateral Agent Agreement and appoints Collateral Agent pursuant to the terms of the Collateral Agent Agreement.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers hereunder to duly authorize, as of the date first above written.

                             WHEREHOUSE ENTERTAINMENT, INC.

                             By:______________________________
                             Its:_____________________________


                             [ADDITIONAL TRADE CREDITOR]

                             By:______________________________
                             Its:_____________________________